Exhibit 10

GENTHERM INCORPORATED

SIGN-ON INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT

Gentherm Incorporated, a Michigan corporation (the “Corporation”), hereby grants to the individual listed below (the “Grantee”), a sign-on award of Restricted Stock Units (“RSUs”) as described herein, subject to the terms and conditions of this Sign-on Inducement Restricted Stock Unit Award Agreement (“Agreement”) to induce the Grantee to be employed by the Corporation. This Agreement shall be construed as if such RSUs had been granted under the Gentherm Incorporated 2023 Equity Incentive Plan, as amended from time to time (the “Plan”), in accordance and consistent with, and subject to, the provisions of the Plan, the terms of which are incorporated herein by reference, provided that such RSUs will not be deemed to be issued under such Plan. Except as expressly set forth herein, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

Unless otherwise defined in this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan.

1.	NOTICE OF RSU AWARD.

Grantee:

Grant Date:

Number of RSUs in Award:

2.

GRANT OF RSU AWARD. The Corporation hereby grants to the Grantee, as of the Grant Date, the number of RSUs set forth in the table above. By clicking the “ACCEPT” button, the Grantee agrees to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

3.

VESTING. Except as otherwise provided in this Agreement, the RSUs shall become vested in the following amounts on the following dates; provided, however, that the portion of the RSUs scheduled to become vested on any such vesting date shall vest on such vesting date only if the Grantee remains continuously employed on a full-time basis with the Corporation or its Subsidiaries from the Grant Date until the applicable Normal Vesting Date:

Anniversary of Grant Date (each, a “Normal Vesting Date”)	RSUs Vested on Normal Vesting Date
First	One-third
Second	One-third
Third	One-third

4.

QUALIFYING TERMINATION PRIOR TO ANY NORMAL VESTING DATE. Notwithstanding Section 3 hereof but subject to the notice and release requirements set forth below in this Section 4, if there is a (i) termination of employment due to the Grantee’s death or Disability or (ii) an event of termination specified in Grantee’s offer letter with the Corporation that specifies the vesting of the RSUs therefrom, then any unvested RSUs shall become vested as of the date of such termination of employment. The vesting of unvested RSUs under this Section 4 is conditioned upon the Grantee (or, in the case of the Grantee’s death, an executor or administrator of the Grantee’s estate) signing and delivering to the Corporation, and there becoming irrevocable, within 30 days after the date of such employment termination, a general release of claims (in form and substance reasonably acceptable to the Corporation) by which the Grantee releases the Corporation and its affiliated entities and individuals from any claim arising from the Grantee’s employment by, and termination of employment with, the Corporation and its Subsidiaries, in consideration for the receipt and vesting of the RSUs. Any RSUs that would have otherwise vested under this Section 4 shall be forfeited if the general release does not become effective and irrevocable on or before the 30th day following the Grantee’s termination of employment.

5.

CHANGE IN CONTROL. Notwithstanding Section 3 hereof but subject to the notice and release requirements set forth below in this Section 5, if there is a Change in Control prior to any Normal Vesting Date, and if within three months prior to or 12 months after the Change in Control, the Grantee’s employment is terminated by the Corporation or a Subsidiary (or a successor thereof) without Cause or by the Grantee for Good Reason (as defined below), any unvested RSUs at the time of such termination of employment shall become vested upon such termination of employment. The vesting of unvested RSUs under this Section 5 is conditioned upon the Grantee signing and delivering to the Corporation (or a successor thereof), and there becoming irrevocable, within 30 days after the date of such employment termination, a general release of claims (in form and substance reasonably acceptable to the Corporation or its successor thereof) by which the Grantee releases the Corporation and its affiliated entities and individuals (including any successor thereof) from any claim arising from the Grantee’s employment by, and termination of employment with, the Corporation and its Subsidiaries (including any successor thereof), in consideration for the receipt and vesting of the RSUs. Any RSUs that would have otherwise vested under this Section 5 shall be forfeited if the general release does not become effective and irrevocable on or before the 30th day following the Grantee’s termination of employment.

“Good Reason” means in respect of the Corporation and the Subsidiaries and without the Grantee’s consent: (i) the occurrence of a material diminution in the Grantee’s authority, duties, or responsibilities (other than temporarily while the Grantee is physically or mentally incapacitated or as required by applicable law); (ii) a material adverse change in the reporting structure applicable to the Grantee, provided that a change in Grantee’s hybrid working arrangement shall not constitute a relocation for purposes of this definition; (iii) a relocation of the Grantee’s principal place of employment by more than 50 miles; or (iv) a material reduction in the Grantee’s aggregate base salary and target bonus (other than a general reduction that affects all similarly situated executives in substantially the same proportions); provided, however, that the Grantee shall be considered to have terminated employment for Good Reason only if (A) the Grantee provides notice to the Corporation of the event or condition meeting the foregoing definition of Good Reason within 30 days after the initial occurrence of such event or condition, (B) the Corporation or the applicable Subsidiary fails to correct such event or condition within 30 days of receiving notice thereof from the Grantee, and (C) the Grantee terminates employment with the Corporation and the Subsidiaries within 30 days after the expiration of such correction period. Notwithstanding the foregoing, if the Grantee and the Corporation or any Subsidiary have entered into an employment, offer letter, retention, change in control, severance or other similar agreement that specifically defines “Good Reason,” then with respect to the Grantee, “Good Reason” shall have the meaning defined in such agreement.

6.

FORFEITURE. Upon the Grantee’s termination of employment with the Corporation and its Subsidiaries for any reason prior to any Normal Vesting Date, any RSUs that do not become vested upon such employment termination in accordance with the terms of this Agreement (including Sections 4 and 5 hereof) shall be immediately canceled and forfeited for no consideration as of the Grantee’s termination of employment. Any RSUs that are outstanding but do not become vested on the third and final Normal Vesting Date in accordance with the terms of this Agreement shall be cancelled and forfeited for no consideration as of such date. Notwithstanding anything to the contrary contained herein, the Committee may, in its Discretion, accelerate the vesting of all or a portion of the RSUs subject to this Award as of or prior to any cancellation or forfeiture thereof.

7.

SETTLEMENT OF RSUS. Subject to the withholding tax provisions of Section 11 hereof and Section 15(h) of the Plan, within 45 days after the date upon which an RSU becomes vested in accordance with the terms of this Agreement, the Corporation shall issue or transfer to the Grantee stock certificates or, if applicable, book-entry registration, one share of Common Stock per each vested RSU; provided, however, if RSUs vest in accordance with Section 5 hereof, the Corporation (or a successor thereto) shall issue or transfer to the Grantee such shares of Common Stock or common stock of the successor having approximately equivalent value (and references herein to Common Stock issued on vesting shall include such successor common stock, if applicable), or the cash equivalent of such shares of Common Stock or common stock if neither security is listed on a U.S. national securities exchange (including Nasdaq or the New York Stock Exchange).

8.

RIGHTS AS SHAREHOLDER. Until and if shares of Common Stock are issued in settlement of vested RSUs, the Grantee shall not have any rights of a shareholder (including voting and dividend rights) in respect of the Common Stock underlying the RSUs; provided, however, the Committee, in its sole Discretion, shall pay unvested RSUs with dividend or distribution equivalents equal to the amount of dividends and distributions, if any, that are paid on that number of shares with respect to the RSUs granted hereunder, in accordance with Section 15(g)(iv) of the Plan and any other conditions, limitations and other restrictions determined by the Committee.

9.

ADJUSTMENTS. In the event of any stock dividend, stock split, recapitalization, merger, consolidation, split up, spin-off, combinations, exchange of shares or reorganization of or by the Corporation affecting this Award, the rights of the Grantee will be adjusted as provided in Section 5(e) of the Plan.

10.

NON-TRANSFERABILITY OF AWARD. Without the express written consent of the Committee, which may be withheld for any reason in its sole Discretion, neither the RSUs nor any interest in the RSUs may be assignable, alienable, saleable, pledged, hypothecated, encumbered or transferable by the Grantee, except for a transfer by will or by the laws of descent and distribution as a result of the death of the Grantee; provided that, unless approved by shareholders, in no event shall this Award be transferable for consideration. The terms of this Agreement shall be binding upon the Grantee’s executors, administrators, heirs, successors and assigns. Any attempt to transfer, assign, pledge, hypothecate or borrow against the RSUs in violation of this Section 10 in any manner shall be null and void and without legal force or effect.

11.

WITHHOLDING OBLIGATIONS. The Grantee shall be responsible for all taxes required by law to be withheld by the Corporation or a Subsidiary in respect of the grant, vesting or settlement of the RSUs, and the Corporation may make any arrangements it deems appropriate to ensure payment of any such tax by the Grantee. The Committee may, in its Discretion, permit the Grantee to satisfy such withholding obligations in accordance with Section 18(a) of the Plan.

12.

AMENDMENT. The Committee shall have the right, in its Discretion, to modify or amend the Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Corporation and the Grantee. The Corporation shall give written notice to the Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13.

RIGHTS OF GRANTEE; REGULATORY REQUIREMENTS. Without limiting the generality of any other provision of this Agreement, Sections 13 and 14 of the Plan pertaining to the limitations on the Grantee’s rights and certain regulatory requirements are hereby explicitly incorporated into this Agreement.

14.

NOTICES. Notices hereunder shall be mailed or delivered to the Corporation at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Corporation or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

15.

GOVERNING LAW. This Agreement shall be legally binding and shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of laws of such jurisdiction or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Michigan).

16.

DATA PRIVACY NOTICE. The Grantee hereby acknowledges that the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other RSU grant materials by the Corporation (and its Subsidiaries) is necessary for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee authorizes, agrees and unambiguously consents to the transmission by the Corporation (and its Subsidiaries) of any personal data information related to this Award for legitimate business purposes. This authorization and consent is freely given by the Grantee.

The Grantee understands that the Corporation and its Subsidiaries may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, details of all RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purpose of administering and managing the RSUs under this Award.

The Grantee understands that Data will be transferred to Merrill Lynch, Pierce, Fenner & Smith Inc., and its related companies (“Merrill Lynch”) or any stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the administering and managing the RSUs under this Award. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Corporation, Merrill Lynch, any other stock plan service provider selected by the Corporation and any other possible recipients that may assist the Corporation (presently or in the future) with administering and managing the RSUs under this Award and may receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of administering and managing the RSUs under this Award. The Grantee understands that Data will be held only as long as is necessary to administer and manage the RSUs under this Award plus any required period thereafter for purposes of complying with data retention policies and procedures. The Grantee understands that based on where s/he resides, s/he may have additional rights with respect to personal data collected, used or transferred in connection with this Agreement or any other RSU grant materials by the Corporation (and its Subsidiaries), and the Grantee may contact in writing his or her local human resources representative.

17.

BINDING AGREEMENT; ASSIGNMENT. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Corporation and its successors and assigns. The Grantee shall not assign (except in accordance with Section 10 hereof) any part of this Agreement without the prior express written consent of the Corporation.

18.	HEADINGS. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.

ACQUIRED RIGHTS. The Grantee acknowledges and agrees that: (a) this Award of the RSUs made under this Agreement is completely independent of any other award or grant and is made in the Discretion of the Corporation; (b) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Grantee any right to any grants or awards in the future whatsoever; and (c) none of the benefits granted under this Agreement are part of the Grantee’s ordinary salary or compensation, and shall not be considered as part of such salary or compensation in the event of or for purposes of determining the amount of or entitlement to severance, redundancy or resignation or benefits under any employee benefit plan.

21.

RESTRICTIVE COVENANTS; COMPENSATION RECOVERY; OTHER POLICIES. By signing this Agreement, the Grantee acknowledges and agrees that this Award or any other Award previously granted to the Grantee by the Corporation or a Subsidiary shall be subject to forfeiture as a result of the Grantee’s violation of any agreement with the Corporation regarding non-competition, non-solicitation, confidentiality, inventions and/or other restrictive covenants (the “Restricted Covenant Agreements”). For avoidance of doubt, compensation recovery rights to shares of Common Stock (including such shares acquired under previously granted equity awards) shall extend to the proceeds realized by the Grantee due to the sale or other transfer of such shares. The Grantee’s prior execution of the Restricted Covenant Agreements was a material inducement for the Corporation’s grant of this Award.

By signing this Agreement, the Grantee also acknowledges and agrees that any Award previously granted to the Grantee by the Corporation (under any current or prior equity plan of the Corporation or otherwise), including the RSUs subject to this Award, and any amounts or benefits arising from such Awards, including but not limited to shares of Common Stock issued or cash paid pursuant to such Awards (including any dividends or distributions) or proceeds realized by the Grantee (on a pre-tax basis) due to the sale or other transfer of shares of Common Stock issued pursuant to such Awards shall be subject to (i) any recoupment, clawback, equity holding, stock ownership or similar policies adopted and amended by the Corporation from time to time and (ii) recoupment, clawback, equity holding, stock ownership or similar requirements law, regulation or listing standards applicable to the Corporation from time to time. The remedies under such policy are in addition, and are in no way limiting, to the remedies of the recoupment provision set forth above.

22.

CODE SECTION 409A. It is intended that this Award be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted and administered in a manner which effectuates such intent; provided, however, that in no event shall the Corporation or any Subsidiary be liable for any additional tax, interest or penalty imposed upon or other damage suffered by the Grantee on account of this Award being subject to but not in compliance with Section 409A of the Code.

SIGNATURE PAGE FOLLOWS

GENTHERM INCORPORATED

By:

Name:

Title:

Dated:

THE GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, NOR IN THE CORPORATION’S 2023 EQUITY INCENTIVE PLAN, AS AMENDED, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS AN EMPLOYEE OF THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE THE GRANTEE’S EMPLOYMENT WITH THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

BY ACCEPTING THIS AGREEMENT, THE GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT THE GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. THE GRANTEE ACCEPTS THE RSUs SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THE GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. THE GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THIS AGREEMENT.

By:

Name: [NAME OF GRANTEE]

Dated: